BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
200 Haddonfield Berlin Road, Ste. 402
Gibbsboro, New Jersey 08026-1239
(856) 346-2828 Fax: (856) 346-2882

Exhibit 16

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on October 23, 2006, to be filed by our former client, the QPC Lasers, Inc. (formerly Planning Force, Inc.). We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Bagell, Josephs, Levine & Company, L.L.C.

Bagell, Josephs, Levine & Company, L.L.C.
Gibbsboro, NJ 08026

October 25, 2006